Exhibit 99.1

PLUMAS BANCORP REPORTS THIRD QUARTER 2025 EARNINGS

Reno, Nevada, October 15, 2025 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the third quarter of 2025 of $5.1 million or $0.74 per share, a decrease of $2.7 million from $7.8 million or $1.33 per share during the third quarter of 2024. Diluted earnings per share decreased to $0.73 per share during the three months ended September 30, 2025, down from $1.31 per share during the quarter ended September 30, 2024. Net interest income increased $6.3 million in the quarter and the provision for income taxes declined by $1.1million. These items were offset by an increase of $5.8 million in the provision for credit losses and an increase of $4.3 million in non-interest expense.  The annualized return on average assets was 0.90% for the three months ended September 30, 2025, down from 1.84% for the three months ended September 30, 2024. The annualized return on average equity decreased from 18.1% during the third quarter of 2024 to 8.5% during the current quarter. As noted below, these results were influenced by several one-time items as a result of the acquisition completed in the quarter.

For the nine months ended September 30, 2025, the Company reported net income of $18.6 million or $2.98 per share. This compares to $20.9 million or $3.54 per share earned during the nine months ended September 30, 2024. Earnings per diluted share decreased to $2.94 during the nine months ended September 30, 2025, down $0.56 from $3.50 during the first nine months of 2024. Increases of $7.2 million in net interest income and $1.2 million in non-interest income, and a decline of $0.5 million in the provision for income taxes were offset by an increase of $5.1 million in the provision for credit losses and an increase of $6.0 million in non-interest expense. The annualized return on average assets was 1.35% for the nine months ended September 30, 2025, down from 1.69% for the nine months ended September 30, 2024. The annualized return on average equity decreased from 17.2% during the first nine months of 2024 to 12.2% during the current period.

Acquisition of Cornerstone Community Bank and Cornerstone Community Bancorp

Results for the three and nine months ended September 30, 2025 include the acquisition of Cornerstone Community Bank (CCB), the wholly owned subsidiary of Cornerstone Community Bancorp (Cornerstone), effective July 1, 2025. Total assets acquired from Cornerstone, excluding purchase adjustments, were $658 million, gross loans totaled $478 million, and deposits totaled $580 million. Goodwill associated with the acquisition of Cornerstone was $18.7 million; the core deposit intangible was $11.6 million. In addition, the Company recorded a discount on the acquired loans totaling $15.8 million.

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP). In connection with the acquisition, the Company incurred a variety of non-recurring expenses which are summarized at the end of this report under the heading “Reconciliation of Non-GAAP Disclosure”. The non-recurring expenses for the three and nine months ended September 30, 2025 were $6.2 million and $7.3 million, respectively. Excluding these expenses, non-GAAP net income for the third quarter of 2025 would have been $9.5 million, resulting in diluted earnings per share of $1.35 and return on average assets of 1.66% and non-GAAP net income for the nine months ended September 30, 2025 would have been $23.8 million, resulting in diluted earnings per share of $3.74 and return on average assets of 1.72%.

In addition, during the third quarter of 2025, the Company incurred expenses/income related to the amortization/accretion of various Fair Value (FV) marks required under GAAP. The following table presents the effect on pretax earnings of the amortization/accretion of the FV marks recorded during the three months ended September 30, 2025 and the projected effect for the three months ended December 31, 2025, and twelve months ended December 31, 2026. Positive numbers would increase pretax income and negative are a decrease in pretax income.

	(in thousands)
	Actual	Projected	Projected
	Three Months	Three Months	Twelve Months
	Ending	Ending	Ending
Amortization/accretion of Fair Value marks	9/30/2025	12/31/2025	12/31/2026
Core Deposit Intangible	$(571)	$(557)	$(2,082)
Discount on acquired loans	455	336	1,290
Premium/discount on acquired time deposits	651	(61)	(92)
Discount on acquired debentures	(84)	(58)	(23)
Total amortization/accretion of Fair Value marks	$451	$(340)	$(907)

The projected accretion of the discount on acquired loans is based on the acquired loans contractual payment schedules and may differ significantly from the actual accretion during the projected periods.

Balance Sheet Highlights

September 30, 2025 compared to September 30, 2024

●	Gross loans increased by $493 million, or 49%, to $1.5 billion.
●	Deposits increased by $469 million, or 35% to $1.8 billion.
●	Shareholder’s equity increased by $64 million, or 35%, to $246 million.
●	Book value per share increased by $5.24, or 17%, to $35.38.
●	Borrowings decreased by $48 million to $27 million.
●	Repurchase agreements increased by $77 million to $94 million.

President’s Comments

“The third quarter of 2025 marked a pivotal moment for Plumas Bancorp with the successful completion of our acquisition of Cornerstone Community Bancorp and Cornerstone Community Bank. We continue to integrate Cornerstone, acquired as of July 1st, following a streamlined conversion in July and retention of most employees from Cornerstone,” Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, stated.

Ryback continued, “To increase net interest margin, we sold off the acquired investment portfolio to provide liquidity to pay off higher costing liabilities including $38.5 million in brokered CDs and a $15 million Federal Home Loan Bank of San Francisco (FHLB) borrowing and then reinvested the residual liquidity back into the investment portfolio at higher rates. Additionally, we transferred over $60 million of third-party reciprocal deposits to our on-balance sheet repurchase agreement product. We expect cost of funds, which increased following the acquisition of Cornerstone, to decrease slightly with these changes along with the Fed rate reduction in September 2025.”

“As we move forward, we remain focused on delivering long-term value to our shareholders, supporting our clients with personalized financial solutions, and investing in the communities we serve,” Ryback concluded.

Loans, Deposits, Investments and Cash

Mostly related to the acquisition of CCB, gross loans increased by $493 million, or 49%, from $1 billion at September 30, 2024, to $1.5 billion at September 30, 2025. Increases in loans included $362 million in commercial real estate loans, $80 million in commercial loans, $32 million in agricultural loans, $22 million in residential real estate loans, $16 million in equity lines and $13 million in consumer and other. These increases were partially offset by decreases of $27 million in automobile loans and $5 million in construction loans.

On September 30, 2025, approximately 80% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 75% of the variable rate loans are indexed to the five-year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 21% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Related to the acquisition of CCB, total deposits increased by $469 million from $1.3 billion at September 30, 2024, to $1.8 billion at September 30, 2025. The increase in deposits includes increases of $159 million in demand deposits, $205 million in money market accounts and $112 million in time deposits. Partially offsetting these increases was a decline of $7 million in savings deposits. At September 30, 2025, 47% of the Company’s deposits were in the form of non-interest-bearing demand deposits. As stated earlier we transferred over $60 million of third-party reciprocal deposits acquired from CCB to our repurchase agreement product and paid off $38.5 million in brokered time deposits. These deposits had a weighted average rate of 4.91%. At September 30, 2025, brokered deposits consist of a $10 million time deposit acquired from CCB. The rate on this deposit is 3.80%.

Total investment securities increased by $28 million from $457 million at September 30, 2024, to $485 million at September 30, 2025. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities increased by $2 million from $21 million on September 30, 2024, to $23 million on September 30, 2025. Cash and due from banks decreased by $31 million from $118 million on September 30, 2024, to $87 million on September 30, 2025.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) were $15.2 million at September 30, 2025, and $4.8 million at September 30, 2024. Nonperforming assets as a percentage of total assets increased to 0.68% at September 30, 2025 up from 0.29% at September 30, 2024. OREO was $114 thousand at September 30, 2025 and $141 thousand at September 30, 2024. Nonperforming loans were $15.0 million at September 30, 2025 and $4.5 million at September 30, 2024. Nonperforming loans as a percentage of total loans increased to 1.0% at September 30, 2025, up from 0.44% at September 30, 2024. The increase in nonperforming loans is related to one agricultural loan relationship of 15 loans totaling $9.8 million. The borrower on these loans was unable to meet his commitments under modified loan agreements and therefore during the second quarter of 2025 we placed the loans on nonaccrual status. Specific loan loss reserves totaling $870 thousand related to this relationship’s loans were included in the allowance for credit losses at September 30, 2025.

During the first nine months of 2025 we recorded a provision for credit losses of $6.5 million, consisting of a provision for credit losses on loans of $6.3 million and an increase in the reserve for unfunded commitments of $211 thousand. The provision includes growth in the loan portfolio, the Current Expected Credit Losses (CECL) day 1 provision on non-Purchased Credit Deteriorated (non-PCD) loans acquired from CCB and a reserve for unfunded commitments on loans acquired from CCB. This compares to a provision for credit losses of $1.3 million consisting of a provision for credit losses on loans of $1.5 million and a decrease in the reserve for unfunded commitments of $129 thousand during the nine months ended September 30, 2024.

Net charge-offs totaled $219 thousand and $736 thousand during the nine months ended September 30, 2025, and 2024, respectively. The allowance for credit losses totaled $19.6 million at September 30, 2025, and $13.6 million at September 30, 2024. The allowance for credit losses as a percentage of total loans was 1.30% at September 30, 2025, and 1.35% at September 30, 2024.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the nine months ended September 30, 2025 and 2024 (in thousands).

Allowance for Credit Losses	September 30, 2025	September 30, 2024
Balance, beginning of period	$13,196	$12,867
CECL Day 1 provision on acquired non-PCD loans	4,972	-
Additional provision for credit losses	1,300	1,475
Reserve on PCD loans	315	-
Losses charged to allowance	(730)	(1,422)
Recoveries	511	686
Balance, end of period	$19,564	$13,606

Reserve for Unfunded Commitments	September 30, 2025	September 30, 2024
Balance, beginning of period	$620	$799
Provision on acquired loans	351	-
Recovery of credit losses	(140)	(129)
Balance, end of period	$831	$670

Shareholders’ Equity

Total shareholders’ equity increased by $64 million from $182 million at September 30, 2024, to $246 million at September 30, 2025. The $64 million increase includes earnings during the twelve-month period of $26.4 million, common stock and stock options issued in the acquisition of Cornerstone totaling $45.2 million and restricted stock and stock option activity totaling $1.4 million. These items were partially offset by the payment of cash dividends totaling $7.2 million and an increase in accumulated other comprehensive loss of $1.8 million.

Bank Term Funding Program (BTFP)

At September 30, 2024, the Company had outstanding borrowings under BTFP totaling $60 million. All BTFP borrowings were paid off during 2024. Interest expense recognized on the BTFP borrowings for the three and nine months ended September 30, 2024, was $1.2 million and $3.7 million, respectively.

Repurchase Agreements

The Bank offers a repurchase agreement product for its larger customers which use securities sold under agreements to repurchase as an alternative to interest-bearing deposits. Securities sold under agreements to repurchase totaling $93.9 million and $17.0 million at September 30, 2025, and September 30, 2024, respectively, are secured by U.S. Government agency securities with a carrying amount of $104.3 million and $30.4 million at September 30, 2025 and September 30, 2024, respectively. The increase in repurchase agreements is mostly related to the acquisition of CCB. CCB maintained reciprocal deposits with several customers. During July 2025 we converted these deposits to repurchase agreements. Interest expense recognized on repurchase agreements for the three and nine-months ended September 30, 2025, was $317 thousand and $347 thousand, respectively. This compares to interest of $8 thousand and $26 thousand during the three and nine months ended September 30, 2024.

Other Borrowings

Plumas Bancorp has outstanding borrowings of $15 million with a correspondent bank. This loan matures on January 25, 2035, and can be prepaid at any time. During the initial three years the loan functions as an interest only revolving line of credit. Beginning on January 25, 2026 the loan converts into a term loan requiring semi-annual principal and interest payments and no further advances can be made. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then beginning January 25, 2027 at a floating interest rate linked to WSJ Prime Rate for the remaining eight-year term. Interest expense recognized on this loan for the three and nine-months ended September 30, 2025, was $148 thousand and $438 thousand, respectively. This compares to interest of $164 thousand and $477 thousand during the three and nine months ended September 30, 2024.

As a result of and upon the completion of the Merger, the Company assumed Cornerstone’s obligations with respect to an aggregate principal amount of $12 million of subordinated notes, comprised of (a) $2 million in aggregate principal amount of 4.75% Fixed to Floating Rate Subordinated Notes due November 30, 2035 (the “2035 Notes”) and (b) $10 million in aggregate principal amount of 4.75% Fixed-to-Floating Rate Subordinated Notes due November 30, 2030 (the “2030 Notes”). The 2035 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first ten years and thereafter a quarterly variable interest rate equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 4.14%. The 2030 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first five years and thereafter a quarterly variable interest rate equal to the then current three-month term SOFR plus 4.52%. It is the Company’s intention to redeem the 2030 notes on December 30, 2025. Interest expense recognized on the subordinated notes for the three and nine-months ended September 30, 2025, was $225 thousand.

In addition to these borrowings, CCB had an outstanding borrowing from the FHLB of $15 million which was paid in full in August 2025. Interest expense on this borrowing was $50 thousand for the three months ended September 30, 2025.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive offering rates on deposit products and the use of established lines of credit.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $272 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $462 million. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At September 30, 2025, the Company could borrow up to $63 million at the Discount Window secured by investment securities with a fair value of $72 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at September 30, 2025 and 2024.

The Company estimates that it has approximately $718 million in uninsured deposits. Of this amount, $162 million represents deposits that are collateralized such as deposits of states, municipalities, and tribal accounts.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $469 million from $1.3 billion at September 30, 2024, to $1.8 billion at September 30, 2025. Deposits are held in various forms with varying maturities.

The Company’s securities portfolio, Federal funds sold, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank of San Fransisco, Federal funds sold and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin – Three Months Ended September 30, 2025

Net interest income was $25.2 million for the three months ended September 30, 2025, an increase of $6.3 million from the same period in 2024. The increase in net interest income includes an increase of $7.9 million in interest income partially offset by an increase of $1.6 million in interest expense.

Interest and fees on loans increased by $8.0 million related to growth in the loan portfolio, mostly related to the acquisition of CCB and to a much lesser extent an increase in yield. Average loan balances increased by $475 million, while the average yield on loans increased by 14 basis points from 6.21% during the third quarter of 2024 to 6.35% during the current quarter. The increase in loan yield includes an increase in SBA fixed rate loans, which currently have a weighted average rate of 8.2%, the repricing of loans that are priced off the 5-year Treasury and a decline in our lower yielding auto loan portfolio. Loans that are priced off the 5-year Treasury are primarily commercial real estate loans; their rate is adjusted every five years.

Interest on investment securities increased by $453 thousand as yield on these securities increased by 7 basis points to 4.06% and the average balance increased by $35 million from $447 million during the three months ended September 30, 2024, to $482 million during the current quarter.

Interest on cash balances decreased by $518 thousand related to a decline in average balance of $19 million and a decrease in average rate paid on cash balances of 94 basis points from 5.44% during the third quarter of 2024 to 4.50% during the current quarter. This decline in yield was related to a decline in rate paid on balances held at the Federal Reserve Bank of San Francisco (FRB). The average rate earned on FRB balances decreased from 5.33% during the third quarter of 2024 to 4.36% during the current quarter.

Interest expense increased by $1.6 million to $4.6 million, mostly related to the acquisition of Cornerstone. The average rate paid on interest bearing liabilities increased from 1.52% during the 2024 quarter to 1.67% during the three months ended September 30, 2025.

Interest paid on deposits increased by $2.3 million and is broken down by product type as follows: money market accounts - $1.8 million, savings deposits - $112 thousand and time deposits - $396 thousand. The average balance of money market accounts during the current quarter was $439 million, an increase of $216 million from $223 million during the three months ended September 30, 2024. The average rate paid on money market accounts increased 105 basis points to 2.22%. The increase is primarily related to higher rate money market accounts acquired in the acquisition of CCB. The increase in interest on savings accounts was driven by an increase in the average rate paid of 15 basis points to 37 basis points. The increase in interest on time deposits includes an increase in average balance of $140 million, partially offset by a decline in average rate paid of 106 basis points to 1.87%. The increase in the average balance of time deposits mostly relates to the acquisition of CCB. The decline in the rate paid on time deposits resulted from a reduction in interest expense of $651 thousand related to the amortization of the fair value mark on time deposits acquired in the acquisition of CCB. This amortization was accelerated with the payoff of the $38.5 million in brokered deposits described earlier. The average rate paid on interest-bearing deposits increased from 0.97% during the third quarter of 2024 to 1.56% during the current quarter. The average balance of interest-bearing deposits increased from $646 million during the three months ended September 30, 2024, to $990 million during the current quarter.

As discussed previously, interest on repurchase agreements and other borrowings, exclusive of the BTFP, increased by $566 thousand from $173 thousand during the three months ended September 30, 2024 to $739 thousand during the current quarter. Interest expense on the BTFP was $1.2 million during the three months ended September 30, 2024.

Net interest margin for the three months ended September 30, 2025, was 4.83%, up from 4.76% for the same period in 2024.

Net Interest Income and Net Interest Margin – Nine months Ended September 30, 2025

Net interest income was $61.9 million for the nine months ended September 30, 2025, an increase of $7.2 million from the same period in 2024. The increase in net interest income includes an increase of $8.0 million in interest income partially offset by an increase of $0.8 million in interest expense.

Interest and fees on loans increased by $9.0 million, mostly related to an increase in average balance. The average balance of loans during the nine months ended September 30, 2025, was $1.2 billion, an increase of $189 million from $982 million during the same period in 2024. The average yield on loans increased by 3 basis points from 6.21% during the first nine months of 2024 to 6.24% during the current period.

Interest on investment securities increased by $536 thousand related to an increase in yield of 17 basis points to 4.09% partially offset by a $736 thousand decline in average balance. The increase in investment yields is consistent with the increase in market rates and the restructuring of the investment portfolio in February of 2024. Average investment securities declined from $457 million during the nine months ended September 30, 2024, to $456 million during the current period.

Interest on cash balances declined by $1.6 million related to both a decline in balance and a decline in yield. The rate earned on cash balances declined by 99 basis points to 4.5% and the average balance declined from $97.2 million during the first nine months of 2024 to $72.2 million during the current period. The decline in rate is consistent with the decline in rate earned on FRB balances.

Related to an increase in interest bearing deposits, an increase in the cost of these deposits and the acquisition of CCB partially offset by a $3.7 million decline in interest on BTFP borrowings, interest expense increased from $8.3 million during the nine months ended September 30, 2024 to $9.1 million during the current period. The average rate paid on interest bearing liabilities was 1.43% during both periods.

Interest paid on deposits increased by $4.0 million and is broken down by product type as follows: money market accounts - $3.4 million, savings deposits - $220 thousand and time deposits - $380 thousand. The average rate paid on interest-bearing deposits increased from 0.85% during the nine months ended September 30, 2024, to 1.35% during the current period. Average interest-bearing deposits totaled $796 million during the nine months ended September 30, 2025, an increase of $157 million from $639 million during the nine months ended September 30, 2024.

Net interest margin for the nine months ended September 30, 2025, increased 11 basis points to 4.87%, up from 4.76% for the same period in 2024.

Non-Interest Income/Expense – Three Months Ended September 30, 2025

Non-interest income totaled $2.2 million an increase of $11 thousand from the third quarter of 2024. The two largest increases were a $254 thousand gain on termination of an interest rate swap acquired from CCB and an increase of $157 thousand in earnings on bank owned life insurance (BOLI) acquired from CCB. In addition several other categories of non-interest income increased mostly related to the acquisition of CCB. The largest decrease was a $628 thousand loss generated on the disposition of CCB’s investment portfolio.

During the three months ended September 30, 2025, total non-interest expense increased by $4.3 million from $10.8 million during the third quarter of 2024 to $15.1 million during the current quarter. The largest components of this increase were merger related expenses of $879 thousand and salary and benefit expenses of $1.9 million. The increase in salary and benefit expense includes an increase in salary expense of $1.3 million mostly related to former CCB employees. Other significant increases in salary and benefits include $312 thousand in bonus expense, $217 thousand in commissions related to an increase in SBA loan fundings and an increase in the accrued vacation liability of $150 thousand. We view the increase in the accrued vacation as a non-recurring expense. Other large increases in non-interest expense, which largely relate to the acquisition of CCB, include $483 thousand in occupancy and equipment costs, $470 thousand in outside services and $564 thousand in amortization of core deposit intangible.

Non-Interest Income/Expense – Nine Months Ended September 30, 2025

During the nine months ended September 30, 2025, non-interest income totaled $7.8 million, an increase of $1.2 million from the nine months ended September 30, 2024. The largest component of this increase was a legal settlement totaling $1.1 million related to the Dixie Fire in August of 2021.

During the nine months ended September 30, 2025, total non-interest expense increased by $6.0 million from $31.6 million during the nine months ended September 30, 2024, to $37.6 million during the current period. The largest components of this increase were salary and benefit expenses of $2.7 million, merger related expenses of $1.9 million, and occupancy and equipment expenses of $908 thousand. The increase in salary and benefit expense included an increase in salary expense of $1.8 million primarily related to the acquisition of CCB and to a lesser extent merit and promotional salary increases. Other significant increases in salary and benefit expense were $569 thousand in bonus expense, $186 thousand in health insurance costs, $174 thousand in payroll taxes and $150 thousand in accrued vacation. The increase in occupancy and equipment expenses mostly relates to the acquisition of CCB and an increase in rent related to the February 2024 sales/leaseback transaction.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter, and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Reconciliation of Non-GAAP Disclosure
Non-GAAP measure (excluding merger related activities).
(Unaudited. Dollars, except per share data, and shares in thousands)

	GAAP	Non- GAAP	GAAP	Non- GAAP
	For the Three Months Ended		For the Nine Months Ended
	9/30/2025	9/30/2025	9/30/2025	9/30/2025
Income before tax	$6,915	$6,915	$25,623	$25,623
Exclude merger related items:
Investment banking, legal and other expenses	N/A	879	N/A	1,929
CECL Day 1 loan loss allowance on acquired non-PCD loans	N/A	4,972	N/A	4,972
Unfunded commitment liability related to acquired loans	N/A	351	N/A	351
Total merger related items	N/A	6,202	N/A	7,252
Adjusted income before tax	6,915	13,117	25,623	32,875
Provision for income taxes	1,769	3,602	6,977	9,121
Net Income	$5,146	$9,515	$18,646	$23,754

Diluted shares outstanding	7,031	7,031	6,353	6,353
Average assets	2,268,029	2,268,029	1,843,153	1,843,153
Diluted earnings per share	$0.73	$1.35	$2.94	$3.74
Return on average assets	0.90%	1.66%	1.35%	1.72%

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2025	2024	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$87,279	$117,959	$(30,680)	(26.0)%
Investment securities	484,686	456,720	27,966	6.1%
Loans, net of allowance for credit losses	1,480,415	993,070	487,345	49.1%
Premises and equipment, net	24,983	12,703	12,280	96.7%
Right-of-use assets	23,937	24,657	(720)	(2.9)%
Bank owned life insurance	33,396	16,415	16,981	103.4%
Real estate acquired through foreclosure	114	141	(27)	(19.1)%
Goodwill	24,215	5,502	18,713	340.1%
Accrued interest receivable and other assets	70,383	36,807	33,576	91.2%
Total assets	$2,229,408	$1,663,974	$565,434	34.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,819,536	$1,350,996	$468,540	34.7%
Lease liabilities	$24,631	24,983	(352)	-1.4%
Accrued interest payable and other liabilities	112,586	31,053	81,533	262.6%
Borrowings	26,705	75,000	(48,295)	(64.4)%
Total liabilities	1,983,458	1,482,032	501,426	33.8%
Common stock	75,426	28,813	46,613	161.8%
Retained earnings	187,015	167,846	19,169	11.4%
Accumulated other comprehensive loss, net	(16,491)	(14,717)	(1,774)	(12.1)%
Shareholders’ equity	245,950	181,942	64,008	35.2%
Total liabilities and shareholders’ equity	$2,229,408	$1,663,974	$565,434	34.0%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2025	2024	Dollar Change	Percentage Change

Interest income	$29,797	$21,862	$7,935	36.3%
Interest expense	4,623	2,992	1,631	54.5%
Net interest income before provision for (recovery of) credit losses	25,174	18,870	6,304	33.4%
Provision for credit losses	5,373	(400)	5,773	1443.3%
Net interest income after provision for (recovery of) credit losses	19,801	19,270	531	2.8%
Non-interest income	2,248	2,237	11	0.5%
Non-interest expense	15,134	10,824	4,310	39.8%
Income before income taxes	6,915	10,683	(3,768)	(35.3)%
Provision for income taxes	1,769	2,853	(1,084)	(38.0)%
Net income	$5,146	$7,830	$(2,684)	(34.3)%

Basic earnings per share	$0.74	$1.33	$(0.59)	(44.4)%
Diluted earnings per share	$0.73	$1.31	$(0.58)	(44.3)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2025	2024	Dollar Change	Percentage Change

Interest income	$71,020	$63,049	$7,971	12.6%
Interest expense	9,124	8,317	807	9.7%
Net interest income before provision for credit losses	61,896	54,732	7,164	13.1%
Provision for credit losses	6,483	1,346	5,137	381.6%
Net interest income after provision for credit losses	55,413	53,386	2,027	3.8%
Non-interest income	7,822	6,579	1,243	18.9%
Non-interest expense	37,612	31,617	5,995	19.0%
Income before income taxes	25,623	28,348	(2,725)	(9.6)%
Provision for income taxes	6,977	7,478	(501)	(6.7)%
Net income	$18,646	$20,870	$(2,224)	(10.7)%

Basic earnings per share	$2.98	$3.54	$(0.56)	(15.8)%
Diluted earnings per share	$2.94	$3.50	$(0.56)	(16.0)%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
EARNINGS PER SHARE
Basic earnings per share	$0.74	$1.07	$1.33	$2.98	$3.54
Diluted earnings per share	$0.73	$1.05	$1.31	$2.94	$3.50
Weighted average shares outstanding	6,947	5,929	5,896	6,266	5,893
Weighted average diluted shares outstanding	7,031	6,006	5,968	6,353	5,956
Cash dividends paid per share [1]	$0.30	$0.30	$0.27	$0.90	$0.81

PERFORMANCE RATIOS (annualized)
Return on average assets	0.90%	1.56%	1.84%	1.35%	1.69%
Return on average equity	8.5%	13.4%	18.1%	12.2%	17.2%
Yield on earning assets	5.72%	5.48%	5.52%	5.59%	5.48%
Rate paid on interest-bearing liabilities	1.67%	1.33%	1.52%	1.43%	1.43%
Net interest margin	4.83%	4.83%	4.76%	4.87%	4.76%
Noninterest income to average assets	0.39%	0.58%	0.53%	0.57%	0.53%
Noninterest expense to average assets	2.65%	2.72%	2.55%	2.73%	2.56%
Efficiency ratio [2]	55.2%	53.6%	51.3%	53.9%	51.6%

	9/30/2025	6/30/2025	9/30/2024	12/31/2024	12/31/2023
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$19,564	$14,209	$13,606	$13,196	$12,867
Allowance for credit losses as a percentage of total loans	1.30%	1.39%	1.35%	1.30%	1.34%
Nonperforming loans	$15,029	$13,652	$4,455	$4,105	$4,820
Nonperforming assets	$15,169	$13,747	$4,753	$4,307	$5,315
Nonperforming loans as a percentage of total loans	1.00%	1.34%	0.44%	0.40%	0.50%
Nonperforming assets as a percentage of total assets	0.68%	0.84%	0.29%	0.27%	0.33%
Year-to-date net charge-offs	$219	$137	$736	$1,046	$954
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.03%	0.03%	0.10%	0.11%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	6,952	5,934	5,897	5,903	5,872
Shareholders' equity	$245,950	$193,079	$181,942	$177,899	$147,317
Book value per common share	$35.38	$32.54	$30.85	$30.14	$25.09
Tangible common equity[3]	$210,036	$186,874	$175,601	$171,606	$140,823
Tangible book value per common share[4]	$30.21	$31.49	$29.78	$29.07	$23.98
Tangible common equity to total assets	9.4%	11.5%	10.6%	10.6%	8.7%
Gross loans to deposits	82.4%	74.7%	74.3%	74.1%	71.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.6%	12.7%	11.3%	11.9%	10.8%
Common Equity Tier 1 Ratio	14.3%	17.9%	16.9%	17.3%	15.7%
Tier 1 Risk-Based Capital Ratio	14.3%	17.9%	16.9%	17.3%	15.7%
Total Risk-Based Capital Ratio	15.5%	19.2%	18.2%	18.5%	16.9%

(1) The Company paid  a quarterly cash dividend of $0.30 per share on February 17, 2025, May 15, 2025, August 15, 2025 and a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4) Tangible book value per common share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	9/30/2025			9/30/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,476,275	$23,635	6.35%	$1,001,505	$15,635	6.21%
Investment securities	404,241	4,293	4.21%	370,051	3,885	4.18%
Non-taxable investment securities (1)	77,621	641	3.28%	76,817	596	3.09%
Interest-bearing deposits	108,325	1,228	4.50%	127,640	1,746	5.44%
Total interest-earning assets	2,066,462	29,797	5.72%	1,576,013	21,862	5.52%
Cash and due from banks	34,689			27,480
Other assets	166,878			86,001
Total assets	$2,268,029			$1,689,494

Interest-bearing liabilities:
Money market deposits	439,020	2,462	2.22%	223,229	657	1.17%
Savings deposits	311,258	290	0.37%	323,347	178	0.22%
Time deposits	239,549	1,132	1.87%	99,815	736	2.93%
Total deposits	989,827	3,884	1.56%	646,391	1,571	0.97%
Borrowings	32,168	422	5.20%	117,065	1,413	4.80%
Other interest-bearing liabilities	74,556	317	1.69%	17,943	8	0.18%
Total interest-bearing liabilities	1,096,551	4,623	1.67%	781,399	2,992	1.52%
Non-interest-bearing deposits	886,592			697,079
Other liabilities	43,524			39,249
Shareholders' equity	241,362			171,767
Total liabilities & equity	$2,268,029			$1,689,494
Cost of funding interest-earning assets (4)			0.89%			0.76%
Net interest income and margin (5)		$25,174	4.83%		$18,870	4.76%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $13.8 million for 2025 and $3.7 million for 2024 are included in average loan balances for computational purposes.
(3) Net costs included in loan interest income for the three-month periods ended September 30, 2025 and 2024 were $305 thousand and $408 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the nine-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Nine Months Ended			For the Nine Months Ended
	9/30/2025			9/30/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,171,116	$54,643	6.24%	$982,191	$45,639	6.21%
Investment securities	381,124	12,133	4.26%	369,893	11,423	4.13%
Non-taxable investment securities (1)	75,084	1,815	3.23%	87,051	1,989	3.05%
Interest-bearing deposits	72,208	2,429	4.50%	97,196	3,998	5.49%
Total interest-earning assets	1,699,532	71,020	5.59%	1,536,331	63,049	5.48%
Cash and due from banks	29,379			26,978
Other assets	114,242			85,536
Total assets	$1,843,153			$1,648,845

Interest-bearing liabilities:
Money market deposits	335,889	4,891	1.95%	216,699	1,501	0.93%
Savings deposits	311,187	752	0.32%	327,263	532	0.22%
Time deposits	149,218	2,421	2.17%	95,350	2,041	2.86%
Total deposits	796,294	8,064	1.35%	639,312	4,074	0.85%
Borrowings	20,789	713	4.59%	117,136	4,210	4.80%
Other interest-bearing liabilities	37,863	347	1.23%	18,820	33	0.23%
Total interest-bearing liabilities	854,946	9,124	1.43%	775,268	8,317	1.43%
Non-interest-bearing deposits	743,628			678,057
Other liabilities	39,596			33,845
Shareholders' equity	204,983			161,675
Total liabilities & equity	$1,843,153			$1,648,845
Cost of funding interest-earning assets (4)			0.72%			0.72%
Net interest income and margin (5)		$61,896	4.87%		$54,732	4.76%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $7.3 million for 2025 and $4.4 million for 2024 are included in average loan balances for computational purposes.
(3) Net costs included in loan interest income for the nine-month periods ended September 30, 2025 and 2024 were $776 thousand and $1,090 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended September 30, 2025 and 2024.

	For the Three Months Ended
	September 30,
	2025	2024	Dollar Change	Percentage Change
Interchange income	$912	$818	94	11.5%
Service charges on deposit accounts	816	766	50	6.5%
Earnings on life insurance policies	261	104	157	151.0%
FHLB Dividends	191	136	55	40.4%
Loan servicing fees	156	176	(20)	(11.4)%
Loss on sale of investment securities	(628)	-	(628)	(100.0)%
Other	540	237	303	127.8%
Total non-interest income	$2,248	$2,237	$11	0.5%

The following table presents the components of non-interest expense for the three-month periods ended September 30, 2025 and 2024.

	For the Three Months Ended
	September 30,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$7,418	$5,481	$1,937	35.3%
Occupancy and equipment	2,471	1,988	483	24.3%
Outside service fees	1,584	1,114	470	42.2%
Merger and acquisition expenses	879	-	879	100.0%
Amortization of Core Deposit Intangible	615	51	564	1105.9%
Professional fees	312	345	(33)	(9.6)%
Deposit insurance	288	191	97	50.8%
Armored car and courier	284	228	56	24.6%
Advertising and shareholder relations	282	247	35	14.2%
Business development	242	143	99	69.2%
Director compensation and expense	195	203	(8)	(3.9)%
Telephone and data communication	154	188	(34)	(18.1)%
Loan collection expenses	109	102	7	6.9%
Other	301	543	(242)	(44.6)%
Total non-interest expense	$15,134	$10,824	$4,310	39.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the Nine-month periods ended September 30, 2025 and 2024.

	For the Nine Months Ended
	September 30,
	2025	2024	Dollar Change	Percentage Change
Interchange income	2,386	2,340	46	2.0%
Service charges on deposit accounts	$2,303	$2,224	$79	3.6%
Loan servicing fees	490	564	(74)	(13.1)%
Earnings on life insurance policies	478	305	173	56.7%
FHLB Dividends	463	409	54	13.2%
Gain on sale of buildings	-	19,854	(19,854)	(100.0)%
Loss on sale of investment securities	(625)	(19,817)	19,192	96.8%
Other	2,327	700	1,627	232.4%
Total non-interest income	$7,822	$6,579	$1,243	18.9%

The following table presents the components of non-interest expense for the Nine-month periods ended September 30, 2025 and 2024.

	For the Nine Months Ended
	September 30,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$18,851	$16,129	$2,722	16.9%
Occupancy and equipment	6,535	5,627	908	16.1%
Outside service fees	4,008	3,430	578	16.9%
Merger and acquisition expenses	1,929	-	1,929	100.0%
Advertising and shareholder relations	818	706	112	15.9%
Professional fees	760	1,113	(353)	(31.7)%
Armored car and courier	725	651	74	11.4%
Amortization of Core Deposit Intangible	702	153	549	358.8%
Deposit insurance	650	562	88	15.7%
Business development	597	506	91	18.0%
Director compensation and expense	516	569	(53)	(9.3)%
Telephone and data communication	452	614	(162)	(26.4)%
Loan collection expenses	231	323	(92)	(28.5)%
Other	838	1,234	(396)	(32.1)%
Total non-interest expense	$37,612	$31,617	$5,995	19.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at September 30, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2025	9/30/2025	9/30/2024	9/30/2024
Commercial	$161,667	10.8%	$82,192	8.2%
Agricultural	154,107	10.3%	121,709	12.1%
Real estate – residential	33,657	2.2%	11,672	1.2%
Real estate – commercial	980,694	65.5%	618,236	61.6%
Real estate – construction & land	49,199	3.3%	54,287	5.4%
Equity Lines of Credit	53,283	3.6%	37,652	3.8%
Auto	45,142	3.0%	72,388	7.2%
Other	18,745	1.3%	5,352	0.5%
Total Gross Loans	$1,496,494	100%	$1,003,488	100%

The following table shows the distribution of Commercial Real Estate loans at September 30, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2025	9/30/2025	9/30/2024	9/30/2024
Owner occupied	$421,456	43.0%	$263,280	42.6%
Investor	559,238	57.0%	354,956	57.4%
Total real estate - commercial	$980,694	100%	$618,236	100%

The following table shows the distribution of deposits by type at September 30, 2025 and 2024.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	9/30/2025	9/30/2025	9/30/2024	9/30/2024
Non-interest bearing	$862,085	47.4%	$703,005	52.0%
Money Market	433,832	23.8%	229,267	17.0%
Savings	309,030	17.0%	316,483	23.4%
Time	214,589	11.8%	102,241	7.6%
Total Deposits	$1,819,536	100%	$1,350,996	100%